FOR IMMEDIATE RELEASE
November 28, 2005

Rochester Medical Corporation Commences Arbitration Against Mentor Corporation

Stewartville MN, November 28, 2005

Rochester Medical Corporation (NASDAQ: ROCM) announced today that it has commenced an arbitration proceeding against Mentor Corporation to prevent Mentor from breaching its Agreements with Rochester Medical.

In the proceeding, Rochester Medical asks the arbitration panel to enjoin Mentor from assigning its rights under the 1991 MEC License and Sales Distribution Agreement and the 2001 Supply Agreement in violation of those agreements and from misappropriating and wrongfully disclosing Rochester Medical’s Confidential Information and proprietary trade secrets licensed to Mentor under those agreements.

Commenting on the arbitration, Rochester Medical President Anthony J. Conway said, “Mentor’s press release and conference call on October 18, 2005, stated that Mentor intended to focus on its ‘aesthetic business,’ and that it would sell or pursue strategic activities for its ‘urology business.’

“A part of Mentor’s ‘urology business’ is its silicone male external catheter line for which it licenses its manufacturing rights from Rochester Medical under the 1991 agreement. Rochester Medical invented and owns the patent for the Silicone Male External Catheters and also owns all the Confidential Information related to the materials and processes used to make the catheter. Mentor’s rights to the silicone catheters are governed by the 1991 and the 2001 Agreements with Rochester Medical, neither of which is assignable without Rochester Medical’s prior written consent.”

Rochester Medical has also informed Mentor Corporation that Rochester Medical is interested in purchasing Mentor’s entire catheter related disposable urology business.

Mr. Conway continued, “we file this arbitration somewhat reluctantly in order to protect our rights, and we still hope to negotiate a ‘win-win’ fair purchase agreement for the Male External Catheter business from Mentor in an arrangement which fully honors the Agreements.”

The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of the outcome of arbitration with Mentor and the uncertainty of the outcome of Mentor’s sale of the Silicone Male External Catheter Business as well as other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K (Part II, I tem 6) for the year ended September 30, 2004.

Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.